CUMBERLAND PHARMACEUTICALS ANNOUNCES
CAROLINE YOUNG TO JOIN ITS BOARD OF DIRECTORS

Nashville, Tenn., June 10, 2016 - Cumberland Pharmaceuticals Inc. (NASDAQ:CPIX) is pleased to announce the addition of Caroline Young to its Board of Directors. Caroline is the prior President of the Nashville Health Care Council and founding Executive Director of the Tennessee Biotechnology Association.

Caroline was the President of the Nashville Health Care Council from 2008 to 2015. The Council was formed as an association of the largest concentration of healthcare companies in the U.S., which are headquartered in the Nashville area. It is one of the nation’s foremost health care industry associations, and under Caroline’s leadership, membership grew to encompass 300 diverse organizations. There, she oversaw a series of international trade missions and launched one-of-a-kind Health Care Council Fellows program, designed to encompass the healthcare perspective and further develop the skills of senior business executives. Additionally, she expanded the Council’s innovative Leadership Health Care program, dedicated to nurturing the talents of the next generation of health care industry leaders.

Prior to the Council, Caroline was the founding Executive Director of Tennessee Biotechnology Association (now Life Science Tennessee) from 2002 to 2004. She also served in communications roles for the State of Tennessee’s Department of Economic and Community Development from 1998 to 2002.
Currently, Caroline is the Executive Director of NashvilleHealth, an initiative focused on improving the health of citizens of the metropolitan Nashville area of Tennessee. NashvilleHealth was founded by former U.S. Senate Majority Leader Bill Frist with the support from the Robert Wood Johnson Foundation. Caroline has been recognized by the Nashville Business Journal as a “Healthcare Hero,” and the Nashville Medical News as a “Woman to Watch.” Caroline has also served on numerous community and charitable boards. She is presently on the board of the Center for Non-Profit Management and serves on the Advisory Board of the Washington, DC-based Woman Business Leaders of the U.S. Healthcare Industry.

“I am honored to join the Board of such an innovative and growing company,” said Caroline Young. “Cumberland has an excellent reputation for developing novel products and addressing patient needs on a global scale.”

“We are delighted to welcome Caroline to our Board of Directors,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “Her extensive healthcare, biotechnology, international, and organizational development experience will serve her well in this new role.”

Caroline’s appointment to Cumberland’s Board will be effective September 13, 2016. Cumberland’s Board of Directors also includes Joey Jacobs, Chairman and CEO of Acadia Healthcare, Dr. Gordon Bernard, Associate Vice-Chancellor for Research at Vanderbilt University, Jamie Jones, former Managing Partner of KPMG LLP’s Middle Tennessee office, and Thomas Lawrence, Chairman of Aetos Technologies, who also all serve as independent directors.

About Cumberland Pharmaceuticals
Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company's primary target markets include hospital acute care and gastroenterology.
Cumberland's five marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, for the treatment of pain and fever, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia and Omeclamox-Pak® for the treatment of H. pylori infection and duodenal ulcer disease. Cumberland is developing Hepatoren® (ifetroban) Injection for the treatment of Hepatorenal Syndrome, Boxaban® (ifetroban) Oral Capsule for the treatment of Aspirin-Exacerbated Respiratory Disease, and Vasculan™ (ifetroban) oral capsule for the treatment of systemic sclerosis. Cumberland is dedicated to providing innovative products that improve quality of care for patients.
For more information on Cumberland's approved products, including full prescribing information, please visit the individual product websites, links to which can be found on the Company's website www.cumberlandpharma.com.

SOURCE: Cumberland Pharmaceuticals Inc.